Exhibit 10.42

THERAVANCE, INC. 2004 EQUITY INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK UNIT AWARD

You have been granted the number of restricted stock units indicated below by Theravance, Inc. (the “Company”) on the following terms:

Name:	«Name»

Restricted Stock Unit Award Details:

Date of Grant:	«DateGrant»
Restricted Stock Units:	«TotalShares»
Vesting Commencement Date:	«VestComDate»

Each restricted stock unit (the “Restricted Stock Unit”) represents the right to receive one share of the Company’s Common

Stock subject to the terms and conditions contained in the Restricted Stock Unit Agreement.

Vesting Schedule:

Vesting is dependent upon continuous service as an employee of the Company, a Parent, a Subsidiary or an Affiliate (“Service”) throughout the vesting period.  A certain number of Restricted Stock Units shall vest on «FinalVestDate» (the final day of the vesting period), provided you have remained in continuous Service from the Date of Grant through the final day of the vesting period and provided further that one or more of the following performance targets have been achieved on or before their related deadlines.  The number of shares to be issued upon vesting of the units will be equal to the number of units set forth below based on the timely achievement of the respective performance targets:

Performance targets:

Deadline for Achieving Target	Target	Number of Units for each Target

«TargetDate1»	«Target1»	«%1TotalShares»
«TargetDate2»	«Target2»	«%2TotalShares»
«TargetDate3»	«Target3»	«%3TotalShares»
«TargetDate4»	«Target4»	«%4TotalShares»

	Total Possible Shares:	«TotalShares»

In addition, in the event that your Service terminates because of death or total and permanent disability (as defined in the Restricted Stock Unit Agreement), then the number of units that correspond to any performance target that has been achieved on or before the applicable deadline as of the date your Service terminates will accelerate and vest immediately.

In addition, if the Company is subject to an Acquisition before your Service terminates, then the number of units that corresponds to (A) all targets that have been achieved as of the date of the Acquisition and (B) the next target (i) that has not been achieved as of the date of the Acquisition and (ii) the deadline for which has not come to pass shall vest immediately on the date the Acquisition is consummated.  Thereafter, the balance of the units will be forfeited on the date the Acquisition is consummated.

An Acquisition shall mean a “Change in Control” (as defined in the 2004 Equity Incentive Plan (the “Plan”)) by an entity other than GSK (as defined in the Plan) or by GSK in a transaction that is accomplished in a manner that is currently prohibited by the Governance Agreement (as defined in the Plan).

If you are a participant in the Company’s Change in Control Severance Plan, then the foregoing acceleration on Acquisition shall be applicable to you and will replace any acceleration of vesting of the units that may otherwise occur under the Company’s Change in Control Severance Plan.  However, in the event of a GSK Change in Control (as defined in the Company’s Change in Control Severance Plan), then the provisions of the Company’s Change in Control Severance Plan will govern your right to accelerated vesting.

By your signature and the signature of the Company’s representative below, you and the Company agree that your right to receive the units is granted under and governed by the terms and conditions of the Plan and of the Restricted Stock Unit Agreement that is attached to and made a part of this document.  Capitalized terms not defined herein have the meaning ascribed to such terms in the Plan.

You agree that the Company may deliver by email all documents relating to the Plan or this award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements).  You also agree that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company.  If the Company posts these documents on a web site, it will notify you by email.

By your signature below, you agree to cover the applicable withholding taxes as set forth more fully herein.

RECIPIENT:	THERAVANCE, INC.

By:

Title:
Print Name

THERAVANCE, INC. 2004 EQUITY INCENTIVE PLAN:
RESTRICTED STOCK UNIT AGREEMENT

Payment for Shares	No payment is required for the restricted stock units you are receiving.

Nature of Units

Your units are bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue shares of Common Stock on a future date. As a holder of units, you have no rights other than the rights of a general creditor of the Company.

Settlement of Units	Each of your units will be settled when it vests (unless you and the Company have agreed to a later settlement date pursuant to procedures that the Company may prescribe at its discretion).

At the time of settlement, you will receive one share of the Company’s Common Stock for each vested unit.

Vesting

The restricted stock units that you are receiving will vest as shown in the Notice of Restricted Stock Unit Award. For all purposes under this Agreement, “total and permanent disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.

No additional units vest after your Service has terminated for any reason, except as set forth on the Notice of Restricted Stock Unit Award. It is intended that vesting in the restricted stock units is commensurate with a full-time work schedule. For possible adjustments that may be made by the Company, see the Section below entitled “Leaves of Absence and Part-Time Work.”

Forfeiture

If your Service terminates for any reason, then your restricted stock units that have not vested before the termination date and do not vest (whether immediately or on a deferred basis) as a result of the termination pursuant to this Agreement or as set forth on the Notice of Restricted Stock Unit Award, will be forfeited immediately. This means that the restricted stock units will immediately revert to the Company. You receive no payment for restricted stock units that are forfeited. The Company determines when your Service terminates for this purpose. On the final day of the vesting period as defined in the Notice of Restricted Stock Unit Award, any restricted stock units that are not vested will be forfeited immediately.

Leaves of Absence	For purposes of this award, your Service does not terminate when you go and Part-Time Work

on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing. But your Service terminates when the approved leave ends, unless you immediately return to active work.

If you and the Company agree to a reduction in your scheduled work hours, then the Company reserves the right to modify the rate at which the restricted stock units vest, so that the rate of vesting is commensurate with your reduced work schedule. Any such adjustment shall be consistent with the Company’s policies for part-time or reduced work schedules or shall be pursuant to the terms of an agreement between you and the Company pertaining to your reduced work schedule.

The Company shall not be required to adjust any vesting schedule pursuant to this subsection.

Stock Certificates

No shares of Common Stock shall be issued to you prior to the date on which the restricted stock units vest. After any restricted stock units vest pursuant to this Agreement, the Company shall promptly cause to be issued in book-entry form, registered in your name or in the name of your legal representatives, beneficiaries or heirs, as the case may be, the number of shares of Common Stock representing your vested restricted stock units. No fractional shares shall be issued.

Stockholder Rights

The restricted stock units do not entitle you to any of the rights of a stockholder of Common Stock. Upon settlement of the restricted stock units into shares of Common Stock, you will obtain full voting and other rights as a stockholder of the Company.

Units Restricted

You may not sell, transfer, pledge or otherwise dispose of any restricted stock units or rights under this Agreement other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, you may designate a beneficiary or beneficiaries to receive any property distributable with respect to the restricted stock units upon your death.

Withholding Taxes

No shares will be distributed to you unless you have made arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of the settlement of this award. With the Company’s consent, these arrangements may include (a) withholding shares of Common Stock that otherwise would be issued to you when the units are settled, (b) surrendering shares that you previously acquired, (c) the payment of withholding taxes from the proceeds of an approved sale of shares through a Company-approved broker or (d) your delivery of cash to the Company. The fair market value of withheld or surrendered shares, determined as of the date taxes otherwise would have been withheld in cash, will be applied against the withholding taxes.

Restrictions on Issuance	The Company will not issue shares to you if the issuance of shares at that time would violate any law or regulation.

Restrictions on Resale

You agree not to sell any shares of Common Stock you receive under this Agreement at a time when applicable laws, regulations, Company trading policies (including the Company’s Insider Trading Policy, a copy of which can be found on the Company’s intranet) or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

No Retention Rights

Your award or this Agreement does not give you the right to be employed or retained by the Company (or a Parent or Subsidiary) in any capacity. The Company and its Parent and its Subsidiaries reserve the right to terminate your Service at any time, with or without cause.

Beneficiary Designation

You may dispose of your units in a written beneficiary designation. A beneficiary designation must be filed with the Company on the proper form. It will be recognized only if it has been received at the Company’s headquarters before your death. If you file no beneficiary designation or if none of your designated beneficiaries survives you, then your estate will receive any vested units that you hold at the time of your death.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Common Stock, the number of restricted stock units that will vest in any future installments will be adjusted accordingly.

Applicable Law	This Agreement will be interpreted and enforced with respect to issues of contract law under the laws of the State of Delaware.

The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference. A copy of the Plan is available on the Company’s intranet or by request to the Finance Department. This Agreement, the Notice of Restricted Stock Unit Award, and the Plan constitute the entire understanding between you and the Company regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement between the parties.

BY SIGNING THE NOTICE OF RESTRICTED STOCK UNIT AWARD, YOU AGREE TO

ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.